Exhibit 19.1

SECURITIES HOLDING AND TRADING POLICY OF SPECTRUM BRANDS HOLDINGS, INC.

Summary

Spectrum Brands Holdings, Inc.’s (the “Company”) common stock is publicly traded on the New York Stock Exchange. Accordingly, the Company has adopted this Securities Holding and Trading Policy (the “Policy”) for the purposes of: (i) the handling of non-public information relating to the Company; (ii) the holding, buying, and selling of securities of the Company; and (iii) the pledging, hedging, and other prohibited transactions involving Company securities.

1.Persons Affected and Prohibited Transactions

This Policy applies to all directors, executive officers,1 other officers, and employees of the Company. Please note that the general prohibitions apply to all directors, officers and employees of the Company, while the restrictions set forth in Part IV (restricted periods) and Part V (pre-clearance) apply only to directors, executive officers, and certain other designated persons, as identified in Parts IV and V below. If you are unsure whether you are subject to the restrictions set forth in Parts IV or V, please contact the Company’s General Counsel or his or her designee.

The same restrictions described in this Policy also apply to your spouse, minor children and anyone else living in your household, partnerships in which you are a general partner, trusts of which you are a trustee, and estates of which you are an executor (collectively, “Related Parties”). You are responsible for your Related Parties’ compliance with this Policy.

For purposes of this Policy, references to “trading” or to “transactions in securities of the Company” include purchases or sales of Company stock, bonds, options, puts and calls, derivative securities based on securities of the Company, gifts of Company securities, loans of Company securities, holding Company securities in a margin account, pledging Company securities as collateral for a loan, hedging transactions involving or referencing Company securities, contributions of Company securities to a trust, sales of Company stock acquired upon the exercise of stock options, broker-assisted cashless exercises of stock options, market sales to raise cash to fund the exercise of stock options, and trades in Company stock made under an employee benefit plan, such as a 401(k) plan.

2.Insider Trading Is Strictly Prohibited

If a director, officer or any employee, regardless of employment level, has material, non-public information (as further discussed below) relating to the Company, neither that person nor any Related Party may:

•effect transactions in securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as described in Part VI below) or engage in any other action to take advantage of that information; or

1 Executive officers for purposes of this Policy are only those persons listed as such in the Company’s public filings with the SEC and divisional presidents.

•pass that information on to any person outside the Company or suggest or otherwise recommend that any such person outside the Company effect a transaction in Company securities or engage in any other action to take advantage of that information.

This Policy will continue to apply after termination of employment to the extent that a former director, officer, or employee is in possession of material, nonpublic information at the time of termination. In such case, no transaction in securities of the Company may take place until the information becomes public or ceases to be material.

This Policy also applies to information obtained in the course of employment with, or by serving as a director of, the Company, relating to any other company, including:

•our customers, clients, suppliers, or other counterparties;
•any entity with which the Company may be negotiating a transaction or business combination; or
•any entity as to which the Company may have an indirect or direct control relationship or a designee on the board of directors.
No director, officer, or employee may effect transactions in the securities of any such other company while in possession of material, nonpublic information concerning such company that was obtained in the course of employment with the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to effect a transaction in Company securities. In short, any information that could reasonably affect the price of such securities, either positively or negatively, may be material. Common examples of information that will frequently be regarded as material are:

•projections of future earnings or losses, or other guidance concerning earnings;
•the fact that earnings are inconsistent with consensus expectations;
•a pending or proposed merger, joint venture, acquisition, or tender offer;
•a significant sale of assets or the disposition of a subsidiary or business unit;
•changes in dividend policies, the declaration of a stock split, or the offering of additional securities;
•changes in senior management or other key employees;
•significant new products or services;
•significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
•impending bankruptcy or other financial liquidity problems;
•changes in legislation affecting our business; and
•the gain or loss of a substantial customer, client or supplier.

20-20 Hindsight. Remember, if your transaction in securities of the Company becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, directors, officers and employees may not pass the information on to others. Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.

When Information is Public. You may not trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or a filing with the Securities and Exchange Commission (the “SEC”), and the marketplace has had time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the day on which the information is released. Thus, if information is released on a Monday, trading should not take place until Thursday. However, if the information in question is contained in a regular quarterly earnings release and the release is issued prior to the opening of the market on a given day, trading generally may take place on the second business day following the day of release.

Transactions under Company Plans. Although this Policy does not generally apply to the exercise of employee stock options (other than cashless exercises as described below), it does apply to the sale of common stock received upon exercise. This Policy applies to the sale of common stock as part of a broker-assisted cashless exercise of a stock option. This Policy also applies to the following elections under a 401(k) plan (if and when the Company makes Company securities an investment alternative under our 401(k) plan):

1.1.1.increasing or decreasing periodic contributions allocated to the purchase of Company securities;
1.1.2.intra-plan transfers of an existing balance in or out of Company securities;
1.1.3.borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and
1.1.4.pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.

Confidentiality Obligations. The restrictions set forth in this Policy are designed to avoid misuse of material, nonpublic information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each Company director, officer, and employee has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.

3.Additional Prohibited Transactions

Because the Company believes it is improper and inappropriate for any person to engage in pledging, hedging, short-term, or speculative transactions involving the Company’s securities, it is the policy of the Company that Company directors, officers, and employees, and their Related Parties, are prohibited from engaging in any of the following activities with respect to Company securities:

a.Pledging or encumbering Company securities as collateral for a loan or other indebtedness is prohibited. This prohibition includes, but is not limited to, holding such shares in a margin account as collateral for a margin loan or borrowing against Company securities on margin. Any pledge, and any modification or replacement of such pledge, in place prior to the effective date of this Policy revision shall be permitted unless otherwise prohibited by applicable law or Company policy and so long as any modification or replacement of any pre-existing pledge does not result in additional shares being pledged.
b.Derivative, speculative, hedging, or monetization transactions in Company securities are prohibited. This prohibition includes, but is not limited to, any trading on derivatives (such as swaps, forwards, and/or futures) of Company securities or transactions that allow a stockholder to lock in the value of his or her Company securities in exchange for all or part of the potential upside appreciation in the value of the stock. These transactions allow the stockholder to continue to own the shares in question, but without the full risks and rewards of ownership, which may result in the shareholder no longer having the same objectives as the Company’s other shareholders.
c.Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery). The SEC prohibits directors and officers from selling Company securities short. This Policy expands the prohibition to cover all Company employees.
d.Buying or selling puts, calls, options, or other derivatives in respect of Company securities.

4.Restricted Periods – For Directors, Executive Officers, and Certain Other Personnel with Access to our Results
The Company’s announcement of quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, to avoid any appearance that its directors, officers, employees, and other insiders are trading while aware of material, nonpublic information, all directors, executive officers, and certain other persons who are or may be expected to be aware of quarterly financial results of the Company or any operating division will be subject to quarterly restrictions on trading.

The Company has established the following “restricted periods” in relation to the publication of its annual and quarterly results:
1.the period commencing two weeks prior to the end of its fiscal year and ending on the second trading day after public announcement of the Company’s annual financial results;
2.the period commencing two weeks prior to the end of each of its fiscal quarters and ending on the second trading day after public announcement of the Company’s financial results for such quarter; and
3.for directors, executive officers, and other designated person, to the extent and during the periods as the General Counsel or his or her designee may direct, including as required by Section 306 of the Sarbanes-Oxley Act of 2002 or its implementing regulations.

During these restricted periods, the following persons and their Related Parties (collectively, “Restricted Employees”) are prohibited from effecting transactions in securities of the Company (except as otherwise expressly provided below):

1.1.5.directors;
1.1.6.executive officers and any other officer who has an obligation to file reports under Section 16 of the Exchange Act, and their administrative assistants and other assistants;
1.1.7.any person occupying the office of Sr. Director or a more senior office, as determined by the General Counsel, and any other person performing a legal, finance, or accounting function that is expected to be aware of quarterly financial results of any of the Company’s operating divisions; and
1.1.8.any other person designated by the General Counsel or his or her designee.

Restricted Employees should be aware that the restricted periods described above may be modified by the Company at any time and within its sole discretion. In addition, the Company may from time to time determine that effecting transactions in securities of the Company is inappropriate at a time that is outside the restricted periods and, accordingly, may notify you of additional closed periods at any time. For example, a short, restricted period may be imposed shortly before issuance of interim earnings guidance. Those subject to restricted period requirements will receive notice of any modification by the Company of the closed period policy or of any additional prohibition on trading during a non-restricted period. Persons subject to the restricted period restrictions who terminate their employment with the Company during a restricted period will remain subject to the restrictions until the end of such period.

The prohibition described in this Part IV shall not apply to gifts of Company securities and contributions of Company securities to a trust so long as the requirements of Part VI below are complied with. The General Counsel or his or her designee may, on a case-by-case basis, authorize effecting a transaction in Company securities during a restricted period if the person who wishes to effect such a transaction: (i) has, at least one business day prior to the anticipated transaction date, notified the Company in writing (including by e-mail) of the circumstances and the amount and nature of the proposed transaction; and (ii) has certified to the Company that he or she is not in possession of material, nonpublic information concerning the Company.

See Part VI below for the principles applicable to transactions under Rule 10b5-1 plans.

5.Pre-Clearance of Securities Transactions

To aid in preventing inadvertent violations of the law (which could result, for example, from failure by directors and officers subject to reporting obligations under Section 16 of the Exchange Act) and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the Company has implemented the following procedure:

All transactions in Company securities by the following persons and their Related Parties (collectively, “Pre-Clearance Employees”) must be pre-cleared with the Company’s General Counsel or his or her designee:

1.1.9.directors;
1.1.10.executive officers and any other officer who has an obligation to file reports under Section 16 of the Exchange Act, and their administrative assistants and other assistants;
1.1.11.any person occupying the office of Vice President or a more senior office, as determined by the General Counsel, and any other person performing a legal, finance, or accounting function that is expected to be aware of quarterly financial results of any of the Company’s operating divisions; and
1.1.12.any other person designated by the General Counsel or his or her designee.

Persons subject to these restrictions must contact the General Counsel or the General Counsel’s designee at least two business days (or such shorter period as the General Counsel or his or her designee may determine)

in advance and may not effect any transaction subject to the pre-clearance request unless given clearance to do so. Such clearance, if granted, will be valid only for one business day following the approval date or other limited period specified by the General Counsel or his or her designee; provided, that, the General Counsel, or his or her designee, may establish a different deadline based on a Pre-Clearance Employee’s individual circumstances. If a transaction for which clearance has been granted is not effected (i.e., the trade is not placed) within such period, the transaction must again be pre- cleared.

To the extent that a material event or development affecting the Company remains nonpublic, persons subject to pre-clearance will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.

Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.

See Part VI below for the principles applicable to transactions under Rule 10b5-1 plans.

6. 10b5-1 Plans

The SEC has adopted Rule 10b5-1, which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. The trading plan must be properly documented and all of the procedural conditions of Rule 10b5-1 must be satisfied to avoid liability.

Rule 10b5-1 plans allow transactions for the account of an insider to occur during restricted periods or while the insider has material, nonpublic information provided the insider has previously given instructions or other control to effect pre-planned transactions in securities of the Company to a third party. The insider must establish the plan at a time when he or she is not in possession of material, nonpublic information and the insider may not exercise any subsequent influence over how, when, or whether to effect transactions. In addition to other specified conditions, a Rule 10b5-1 plan would specify in writing in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price, and date) or would otherwise not permit the insider to exercise any subsequent influence over how, when or whether to effect the sales. After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material, nonpublic information.

The Company will treat the creation, modification, or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the restricted period rules set forth in Part IV of this Policy. Transactions effected pursuant to a properly established Rule 10b5-1 plan, however, will not be subject to the restricted periods under Part IV of this Policy.

The Company will treat the creation, modification, or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance under Part V of this Policy at the time the plan is established, modified, or terminated. Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with the Company’s General Counsel or his or her designee. Even though each transaction effected under a Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be made in accordance with Rule 144 and must be reported on a Form 4 under Section 16 of the Exchange Act.

7.Assistance

Any person who has any questions about this Policy or about specific transactions may contact the Company’s General Counsel or his or her designee. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and to ask before acting if you are unsure.

Timeliness of Responses/Review

It is the intent of Spectrum Brands Holdings, Inc. to ensure compliance with this Policy and all appropriate business procedures as quickly and efficiently as possible. In the event the particular claim or situation requires further analysis or internal review, the timing will be adjusted accordingly.

Policy Compliance

Any employee who violates this Policy may be subject to disciplinary action, up to and including termination. Additionally, violations of this Policy may result in criminal prosecution, reimbursement of expenses incurred as a result of the violation, and additional legal action. Any employee who has concerns or issues complying with this Policy should immediately contact the General Counsel and Labor & Employment Counsel prior to taking any further actions. The General Counsel and/or Labor & Employment Counsel will evaluate the situation and decide what corrective actions are required, if any.

If compliance with this Policy is not feasible or technically possible, or if deviation is necessary to support a business function, users can submit requests for exception to this Policy in writing to the General Counsel and Labor & Employment Counsel for review. Exceptions to this Policy are reviewed based on operational constraints, technical limitations, legal requirements or other issues. Exemptions from this policy will be permitted only if approved in advance and in writing by the General Counsel.

Contact Information

Spectrum Brands, Inc.
Attn: General Counsel
3001 Deming Way
Middleton, WI 53562

With copy to:
Spectrum Brands Holdings, Inc.
Attn: Labor & Employment Counsel
3001 Deming Way
Middleton, WI 53562